SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
Preliminary Proxy Statement[ ] Confidential, for Use of
                               The Commission Only(as
                               permitted by Rule 14a-6(e)(2)[ ]
Definitive Proxy Statement [ ]
Definitive Additional Materials [ ]
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12[X]

THISTLE GROUP HOLDINGS, CO.
-----------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

Jewelcor Management, Inc.
100 N. Wilkes-Barre Blvd., 4th Floor
Wilkes-Barre, PA 18702

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and
    0-11.

1) Title of each class of securities to which transaction applies:

-----------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

-----------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-----------------------------------------------------------

4) Proposed maximum aggregate value of transaction:

-----------------------------------------------------------

5) Total Fee Paid:
-----------------------------------------------------------

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

-----------------------------------------------------------

2) Form, Schedule or Registration Statement No.:

-----------------------------------------------------------

3) Filing Party:

-----------------------------------------------------------

4) Date Filed:

-----------------------------------------------------------


Dear XXXXXXXXX:

I am sending you this XXXXXX because XXXXXXXX XXX a Substantial shareholder in Thistle Group Holdings, Co.
(the "Company" NASDAQ "THTL"). We are the Committee to Maximize Shareholder Value and have nominated two directors in opposition to the slate nominated by the current Board.

The Company's stock performance
over the last 3 years has been substantially below that of the bench-mark index for similar size thrifts as determined by SNL Securities
(the leading thrift trade publication and data provider). The Banks return is a miniscule
1.82% versus the SNL index of 23.56%.

In addition, the Committee hired SNL
to provide a valuation of the bank based on its current book value. Based on SNL's data for bank acquisition over the last two years, SNL values an acquisition in the range of $21.64, which is 72% greater than the Company's current market price.

The Committee has One Goal to
retain an investment banker and seek to
SELL THE BANK, to the highest bidder at
a substantial premium over its current price.
The Board would like you to believe that the Committee would give the bank away at so-called fire sale prices. Like you, it is in the best interest of the Committee and all shareholders to get the best possible price for our Company. We feel management and the Board's ineffective operation of the Company over the last several years warrants a change.

Furthermore we call your attention to
the fact that the Board amended the
Company's By-Laws on February 20, one
week after the Committee first submitted its nominees. These amendments purport to place severe restrictions on who may be nominated to the Board, and our two nominees (or most other qualified independent director candidates) would be precluded from ever running again.

As you may also know, the Board
attempted to change the date of the Annual
Meeting from April 17 to April 3. In order to protect shareholder rights, Jewelcor
Management, Inc. ("JMI") a Committee
member, went to Court to enjoin the
Company from taking this action. The Judge ruled in JMI's favor, and the Company must move the meeting date to no earlier than April
17.  The Judge stated, " the Board's attempt
to move the Meeting date is a blatant attempt to manipulate the upcoming Board election and to interfere with JMI's right to contest the election of the Thistle's directors." (See attached Philadelphia Inquirer Article)

Please do not sign the white proxy
card. We believe your vote is pivotal and we cannot win without your support.

We value your time and would like to
call you on Friday for a brief follow up discussion.


Very truly yours:
The Committee to Maximize Shareholder
Value


James A. Mitarotonda   Seymour Holtzman
212-974-5701	      561-672-4713






Reprinted from Philadelphia Inquirer


Wednesday, March 27, 2002

Judge tells Thistle it can't move meeting up

The owner of Roxborough Manayunk Bank tried to silence dissent, and must convene April 17, he ruled.

By Joseph N. DiStefano
Inquirer Staff Writer

The management of Thistle Group Holdings Co.
improperly tried to move up the Philadelphia banking company's annual meeting in an effort to "maintain domination" and squelch dissident shareholders who want to sell the bank, a Common Pleas Court judge has ruled.
Thistle, which owns Roxborough Manayunk Bank, must return to its original plan and hold the meeting April
17, Judge John W. Herron ordered in a decision filed yesterday.
In February, the bank had rescheduled its meeting from April 17 to April 3. That move came five days after Wilkes-Barre investor Seymour Holtzman announced that he would back dissident candidates for the Thistle board.
Herron called the switch "an intentional and improper infringement" on Holtzman's rights, adding: "A corporation's directors may not muzzle a shareholder simply because they deem the shareholder's views to be bad. Instead, the directors must engage in a dialogue with the shareholders that allows them to exercise their rights as shareholders."
"While [Thistle] respectfully disagrees with Judge
Herron's order, which it intends to appeal, it will nonetheless comply with that order as long as it is in force," the bank said in a public statement. Chairman
John F. McGill Jr. did not return a call seeking comment.
Like many small banks, Thistle has struggled with the slow economy, rising loan losses, and a weak stock price over the last two years.
Holtzman's company, Jewelcor Management Inc., owns almost 5 percent of Thistle, and it has a history of pressuring "undervalued" banks to sell, Jewelcor attorney Jeff Unger said. "It's a good franchise in a good community, but the bank is undervalued" in the stock market, Unger complained. "Our one goal is to get [Thistle managers] to sell the bank."
Roxborough Manayunk has 12 branches, situated in Northwest Philadelphia, several of the city's western suburbs, and Wilmington. Until Jewelcor's February challenge boosted the stock to $12 per share, Thistle had mostly traded below its $10-per-share offering price since its 1998 stock offering. Shares closed yesterday at $12.05, up 15 cents.
The decision gives Jewelcor two extra weeks to court shareholders upset by the company's declining profits and relatively flat share price in recent years.
At least one Thistle shareholder welcomed the challenge. "I put in a chunk of money" when Thistle went public "because everyone was saying it was a sure thing. But it wasn't," Dennis McGuinn of Philadelphia, a real estate agent, said. "The company probably shouldn't have gone public. It hasn't helped the shareholders, and it hasn't helped the customers."